As filed with the Securities and Exchange Commission on July 9, 1999

                                                    Registration No. 333-75695
------------------------------------------------------------------------------
------------------------------------------------------------------------------
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                 AMENDMENT NO. 1 TO

                                      FORM S-3
                              REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933

                                   --------------
                                   COCENSYS, INC.
               (Exact name of Registrant as specified in its charter)

             DELAWARE                                     33-0538836
  (State or other jurisdiction of               (I.R.S. Employer Identification
  incorporation or organization)                            Number)

                                --------------------
                                213 TECHNOLOGY DRIVE
                                  IRVINE, CA 92618
                                   (949) 753-6100

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------------
                              F. RICHARD NICHOL, PH.D.
                       PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                213 TECHNOLOGY DRIVE
                                  IRVINE, CA 92618
                                   (949) 753-6100
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------------
                                     COPIES TO:



           ANDREA VACHSS, ESQ.                    ROBERT R. HOLMEN, ESQ.
            COOLEY GODWARD LLP                       COCENSYS, INC.
          FIVE PALO ALTO SQUARE                    213 TECHNOLOGY DRIVE
           3000 EL CAMINO REAL                      IRVINE, CA 92618
     PALO ALTO, CALIFORNIA 94306-2155                (949) 753-6100
              (650) 843-5000

                                --------------------
          Approximate date of commencement of proposed sale to the public:
    AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                                --------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. /x/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



                         CALCULATION OF REGISTRATION FEE(1)

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
            TITLE OF CLASS OF                 AMOUNT TO BE          PROPOSED MAXIMUM           PROPOSED MAXIMUM         AMOUNT OF
       SECURITIES TO BE REGISTERED             REGISTERED       OFFERING PRICE PER SHARE   AGGREGATE OFFERING PRICE   REGISTRATION
                                                                          (4)                        (4)                  FEE
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
 Common  Stock,  $0.001  par  value per     4,500,000 SHARES (2)         $0.83                 $3,726,563              $1,947(5)
 share
---------------------------------------------------------------------------------------------------------------------------------
 Common  Stock,  $0.001  par  value per    12,500 SHARES (3)             $5.00                 $   62,500              $   18(6)
 share
---------------------------------------------------------------------------------------------------------------------------------


(1) ALL COMMON STOCK SHARE NUMBERS AND PER SHARE AMOUNTS IN THIS TABLE HAVE BEEN ADJUSTED TO TAKE INTO ACCOUNT A ONE SHARE FOR EIGHT SHARES REVERSE STOCK SPLIT IMPLEMENTED BY THE COMPANY EFFECTIVE APRIL 15, 1999.


(2) Includes (i) UP TO 4,500,000 shares of common stock to be issued upon conversion of the Company's Series E convertible preferred stock (the "Preferred Stock") and (ii) an indeterminate number of additional shares of common stock as may from time to time become issuable upon conversion of the Preferred Stock by reason of stock splits, stock dividends and similar transactions, which shares are registered hereunder pursuant to Rule 416 under the Securities Act. The number of shares of common stock included in the Registration Statement represents the Company's good faith estimate of the number of shares of common stock issuable upon conversion of the Preferred Stock calculated on the basis of a conversion price of $0.38 per share, which is less than the proposed maximum offering price.
(3) Includes (i) up to 100,000 shares of common stock to be issued upon exercise of warrants to purchase common stock (the "Warrants") and (ii) an indeterminate number of additional shares of common stock as may from time to time become issuable upon exercise of the Warrants by reason of stock splits, stock dividends and antidilution provisions, which shares are registered hereunder pursuant to Rule 416 under the Securities Act.
(4) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The prices per share and aggregate offering prices are based on (i) with respect to the common stock issuable upon the conversion of Preferred Stock, the average of the high and low prices of the Registrant's common stock on July 6, 1999 as reported on the Nasdaq National Market and (ii) with respect to 100,000 shares of common stock issuable upon exercise of Warrants, the exercise price of the Warrants.
(5) Of this amount, $1,629 was paid in connection with the original filing of the registration statement on April 5, 1999 with respect to 3,125,000 shares of common stock at a proposed maximum offering price of $1.88 per share. The additional amount of this fee ($318.00) has been calculated pursuant to Rule 457 with respect to the additional 1,375,000 shares to be registered hereby at the proposed maximum offering price indicated.
(6)  fee previously paid.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED JULY 9, 1999


Prospectus


                                  4,512,500 Shares

                                   CoCensys, Inc.
                                    Common Stock


          The following selling stockholders are offering up to 4,512,500 shares of CoCensys, Inc. common stock:

       -   RGC International Investors, LDC
       -   Heracles Fund
       -   Themis Partners L.P.






     Our common stock trades on the Nasdaq National Market under the symbol COCN. On July 8, 1999, the last reported sale price of our common stock was $0.81 per share.

     We will not be paying any underwriting discounts or commissions in this offering.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


     __________, 1999

                     INFORMATION ABOUT COCENSYS AND THIS OFFERING


    CoCensys is developing small molecule drugs to treat neurological and psychiatric disorders. Our product discovery and development programs are focused on exploring novel receptors and their ligands and inhibitors in three types of small molecule compounds: specific GABAA receptor modulators named EPALONS; glutamate receptor antagonists; and sodium channel blockers.


     We are a Delaware corporation. Our executive offices are located at 213 Technology Drive, Irvine, California 92618, and our telephone number is (949) 753-6100. In this prospectus, "CoCensys," "we" and "our" refer to CoCensys, Inc., unless the context otherwise requires.


     On April 15, 1999, we completed a reverse stock split of our common stock in which every eight shares of common stock outstanding before the reverse split was combined into one share of common stock after the reverse split. All common stock share numbers and per share amounts in this prospectus have been adjusted to give effect to the reverse split.


     The selling stockholders will acquire the common stock from CoCensys by converting shares of Series E convertible preferred stock (including amounts paid as dividends on the preferred stock), exercising warrants or both. The selling stockholders also may offer additional shares of common stock acquired upon conversion of the preferred stock or exercise of warrants as a result of stock splits or similar events.


     We sold 8,000 shares of our Series E preferred stock and warrants to purchase 43,750 shares of common stock to the selling stockholders on June 8, 1998 in a private transaction. As part of the sale, we agreed to issue the selling stockholders warrants to purchase an additional 12,500 shares of common stock if the selling stockholders retained at least 65% of the preferred stock until November 4, 1998. The selling stockholders met that condition, and on November 8, 1998, we issued the additional warrants to the selling stockholders.


     On September 2, 1998, we filed a registration statement registering up to 1,543,750 shares of CoCensys common stock issuable on conversion of up to 10,000 shares of preferred stock and exercise of warrants to purchase 43,750 shares of CoCensys common stock. Although we initially sold 8,000 shares of preferred stock, the terms of that sale require us to sell an additional 2,000 shares of preferred stock to the selling stockholders if, on or before August 30, 1999, the last sale price of our common stock is at least $30.00 per share for 10 consecutive trading days. The condition has not yet been satisfied, so to date we have issued and sold only the original 8,000 shares of Series E preferred stock.


     The number of shares of CoCensys common stock into which the preferred stock is convertible varies with the market price of our common stock. Because our common stock has traded below the price at which it traded at the time the September 2, 1998 registration statement became effective, the selling stockholders were able to convert and sell under that registration statement the common stock acquired upon conversion, only 3,153 shares of preferred stock. As of July 6, 1999, CoCensys has repurchased 3,588 shares of preferred stock from the selling stockholders and the selling stockholders have converted an additional 100 shares of preferred stock into common stock, which they have sold under Rule 144 of the Securities Act, leaving 1,159 shares of preferred stock currently outstanding. Accordingly, we have filed the registration statement of which this prospectus is a part to register shares of common stock issuable on conversion of the remaining 1,159 shares of preferred stock and shares of common stock issuable on conversion of the additional 12,500 warrants issued to the selling stockholders in November 1998.

                                    Risk Factors



     Buying shares of our common stock involves significant risk. You should carefully read and consider the following risk factors before you decide whether to purchase shares of CoCensys common stock. Any of these risk factors could materially adversely affect our business, operating results and financial condition and could result in a complete loss of your investment.



OUR DRUG CANDIDATES ARE IN AN EARLY STAGE OF DEVELOPMENT USING UNPROVEN TECHNOLOGY, AND THERE IS A SIGNIFICANT RISK THAT THEY MAY NEVER BECOME COMMERCIAL PRODUCTS.


     We have no products that have received regulatory approval for commercial sale. All of our drug candidates are in the early stages of development, and our technology is unproven. The physiology of brain disorders is highly complex, and the causes of these disorders are not fully known. We will have to conduct significant research and pre-clinical (animal) and clinical (human) tests that must demonstrate that our products are safe and effective before we can file applications for approval with the United States Food and Drug Administration and foreign regulatory authorities. Any of our products may fail in the testing phase or may fail to
attain market acceptance.  Competitors may develop superior products.   If
research and testing is not successful, our products are not commercially viable or we cannot compete effectively, our business, financial condition and results of operations will be materially adversely affected, and could force us to cease operations.


THE OUTCOME OF CLINICAL TRIALS IS HIGHLY UNCERTAIN; IF ANY OF OUR DRUG CANDIDATES EXPERIENCE CLINICAL FAILURES, OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED.

     Clinical trials, including pre-clinical testing, are lengthy, expensive and uncertain. Failure can occur at any stage. We have no products that have successfully completed all necessary clinical testing. Three of our drug candidates have undergone some clinical testing, and three currently are in pre-clinical testing. We do not know whether the FDA will allow us to begin human testing of our drug candidates that have not been tested in humans or to continue human testing of those candidates that have undergone some human testing. We cannot rely on interim results of trials to predict their final results, nor can we count on acceptable results at early stages of testing to be repeated at later stages. Any of our drug candidates could have undesirable or unintended side effects or other problems that may prevent or limit future testing, approval or use of the product.

     We have experienced safety and efficacy problems with drug candidates. In a clinical trial of licostinel, our drug candidate to treat stroke, crystals of licostinel occurred in the urine of some subjects, a potential dose-limiting side effect. Although the crystal formation occurred only in subjects with at least four times the blood plasma level of licostinel that was necessary for the drug to be effective in animals, our development partner, Novartis Pharma A.G., ceased its participation in the development of licostinel. In addition, in October 1998 we announced that ganaxolone, our drug candidate to treat migraine and epilepsy, was not effective in providing relief to patients suffering migraine headaches. The results of a clinical trial in which 325 migraine patients received either ganaxolone or a placebo drug did not show a statistically significant difference in migraine headache relief between those patients receiving ganaxolone and those patients receiving the placebo.

     We cannot assure you that any of our clinical trials will be completed successfully or at all, or that they will result in marketable products. Any significant delay or failure in the clinical development of our products will materially adversely affect our business, financial condition and results of operations.

IF WE DO NOT SUCCESSFULLY COMMERCIALIZE OUR PRODUCTS, WE MAY NEVER ACHIEVE PROFITABILITY.


     Since we started business in 1989, we have spent over $177 million researching and developing our drug candidates. We have raised this money by selling stock in CoCensys to private investors and the public, licensing drugs and technologies to other companies and selling assets that we have developed at CoCensys. We have never had operating revenues and have never commercially introduced a product. Through March 31, 1999, we have incurred a cumulative deficit of approximately $119 million.


     We expect to continue to incur substantial and increasing losses over the next several years as we continue our research and development programs. Our ability to achieve and sustain profitable operations in the long term will depend on our ability to, among other things:


     - establish collaborative relationships;


     - complete our product development;


     - obtain regulatory approvals; and


     - achieve market acceptance for our products.


WE NEED SIGNIFICANT ADDITIONAL FUNDS AND MAY HAVE TO SELL ADDITIONAL STOCK OR RELINQUISH RIGHTS TO SOME OF OUR DRUG CANDIDATES AND TECHNOLOGY TO OBTAIN FUNDING; IF WE DO NOT OBTAIN FUNDING, WE MAY BE UNABLE TO CONTINUE OUR BUSINESS.


     Drug development is capital intensive and requires significant funding commitments. We will need a substantial amount of funds to continue our operations both in the near term and over the next several years. If we do not raise additional funds by the end of 1999, we will be forced to curtail our operations. Our cash needs beyond 1999 will vary depending on a number of factors, including the following:

     -    the size and progress of our research and development programs;


     -    the results of our animal and human testing of our drugs;


     - the time and costs of obtaining regulatory approvals for our drugs (if approvals can be achieved);

     - how good our drugs are compared to other drugs on the market that treat the same disorders;


     - the time, costs and success of establishing sales and marketing capabilities; and


     - the time, costs and success of establishing manufacturing capabilities.


     We do not know if we will be able to raise funds on terms that are acceptable to us. If we sell additional stock, you may experience substantial dilution. If we raise cash through licensing additional drugs and technologies to collaboration partners, we will be required to relinquish rights to some of our drugs and technologies.

     If we cannot raise enough cash to fund our operations, we may be forced to delay, reduce the scope of or eliminate one or more of our research or development programs. We may have to cease all operations if we are not successful in obtaining funds.

WE DEPEND ON THIRD PARTIES TO FUND OUR DRUG DEVELOPMENT; IF FUNDS FROM THOSE THIRD PARTIES ARE NOT AVAILABLE TO US IN THE FUTURE, WE MAY BE FORCED TO CEASE OPERATIONS.

     In order to fund the development, clinical testing, manufacturing and commercialization of our products, we have entered into various collaborations with corporate partners, licensors, licensees and others. Currently, we are a party to a collaboration agreement with Warner-Lambert Company for research and development of subtype-selective NMDA receptor antagonists and with Wyeth-Ayerst Laboratories, a division of American Home Products Corporation, for the development of epalons to treat anxiety. Under each agreement, we depend on the collaboration partner to provide the funding to develop drug candidates for potential approval and commercialization.

     WE MAY BE UNABLE TO FULFILL OUR OBLIGATIONS UNDER THE COLLABORATION AGREEMENTS. We do not know if we will be able to fulfill our research and development obligations under each collaboration agreement. If we cannot fulfill our obligations, we may be required to terminate early one or both of the agreements and forfeit many of our rights under the agreements. In particular, our collaboration agreement with Wyeth-Ayerst provides that if the lead compound under development to treat anxiety fails to meet certain criteria, and if at that time we have not yet produced a back-up compound that meets another set of criteria, Wyeth-Ayerst can demand repayment of a portion of the funds paid to us under our collaboration agreement.
Currently, the amount that we may be required to pay back could be as much as $3 million, in cash or common stock. Although we hope to fulfill our obligations under the collaboration agreement so that Wyeth-Ayerst will not be able to demand repayment, we cannot assure we will be able to do so.

     EITHER OF OUR COLLABORATION PARTNERS MAY CANCEL ITS COLLABORATION AGREEMENT WITH US AT ANY TIME. Each of our collaboration agreements allows either CoCensys or our collaboration partner to voluntarily terminate its participation in the collaboration at any time. If either of our current collaboration partners terminates its agreement with us, that partner would lose its right to further develop or sell drugs under that collaboration; however, that partner also no longer would be required to fund development of those drugs. If either Warner-Lambert or Wyeth-Ayerst cancels its agreement with us, we would have to find a new collaboration partner to pay for further development of our drug candidates. We cannot assure you that we would be able to do so. Collaboration partners have, in the past, terminated their agreements with us. In 1994, we entered into a development agreement with Novartis Pharma A.G. to develop licostinel to treat stroke patients. In 1997, Novartis terminated its participation in the development agreement based on side effects seen in human trials of licostinel. Also, in 1996, we entered into an agreement with G.D. Searle & Co. to develop epalons to treat insomnia. In July 1998, Searle terminated its participation in that agreement, stating that the program no longer met its needs in light of its entire product pipeline. Since termination of those two agreements, we have not yet found new collaboration partners to develop those drugs, and we do not have the money to complete development of those drugs. We do not know if we will be able to find new collaboration partners for those drugs.

     WE MAY BE UNABLE TO ENTER INTO COLLABORATION AGREEMENTS IN THE FUTURE. We plan to continue to enter into collaboration agreements with pharmaceutical companies to develop, market and sell our drug candidates. We do not know if we will be able to find additional partners interested in developing our drugs. Also, even if we find potential partners interested in our drugs, we do not know if we will be able to enter into collaboration agreements with these partners on terms and conditions that we find acceptable. Even if we do enter into additional collaboration agreements, we do not know if the collaborations will successfully develop drugs for marketing and sale. If we are unable to secure collaboration partners, we will not be able to develop our drug candidates.

IF WE DO NOT OBTAIN FDA APPROVAL FOR OUR PRODUCT CANDIDATES, WE WILL NOT BE ABLE TO SELL PRODUCTS AND GENERATE REVENUES.


     Our drug candidates are subject to extensive and rigorous regulation by the FDA and state and local bodies in the United States and by foreign regulatory authorities. These regulations cover, among other things, product development, testing, manufacturing, labeling, sales, advertising and promotion. We have never obtained approval from the FDA or other regulatory body for commercial sale of any of our drug candidates. The process of obtaining FDA and other required regulatory approvals is long, expensive and uncertain. In order to market and sell our drugs in the United States and other countries, we must successfully complete rigorous testing in animals and humans to prove that the drugs are safe for human use and are effective in treating one or more specific brain disorders. We must conduct these tests in a large number of people, including both healthy volunteers and people who suffer from the disorder for which the drug is intended. All of our testing must be conducted strictly in accordance with standards set up by the FDA and foreign regulators. If we successfully complete those tests for one of our drugs, we then must go through an extensive regulatory approval process with the FDA, and with foreign regulators, before we can begin marketing and selling the drug.

     Even if our drugs are approved for marketing and sale, the FDA and foreign regulators may place limitations on the marketing and sale of our drugs or require that we conduct additional testing on any or all of our drugs after the drugs are approved for marketing and sale. In addition, each drug, the manufacturer of that drug and the manufacturing facilities in which the drug is made are subject to continual review and periodic inspections.
The FDA and regulatory agencies in other countries have the right to withdraw approval for a drug later if, for example, patients taking our drug experience serious side effects or we have problems in manufacturing the drug.

     We do not know if we will successfully complete the required testing with any of our drug candidates. Any of our drugs may have unacceptable side effects or may not be effective in treating the targeted brain disorder. We may have difficulty recruiting healthy or sick volunteers for our trials. Either CoCensys or the FDA can halt a trial at any time if either of us believes that the participants in the trial are being exposed to unacceptable health risks. Even if we do successfully complete the testing for one or more of our drugs and prove that our drug is safe for human use and is effective in treating one or more specific brain disorders, we do not know if the FDA or any other country's regulatory agency will approve the drug for marketing and sale in that country. We cannot be sure that our drug candidates will receive FDA approval in a timely manner, if at all. Regulatory agencies may limit the uses, or indications, for which any of our products is approved. Even if approvals are obtained, the marketing and manufacturing of drug products are subject to continuing FDA and other regulatory requirements, such as requirements to comply with good manufacturing practices. The failure to comply with such requirements could result in enforcement action, which could adversely affect us and our business. Later discovery of problems with a product, manufacturer or facility may result in additional restrictions on the product or manufacturer, including withdrawal of the product from the market. The government may impose new regulations which could further delay or preclude regulatory approval of our drug candidates. We cannot predict the impact of adverse governmental regulation which might arise from future legislative or administrative action. Also, we conduct testing on our drugs both in the United States and in other countries (principally European countries). The FDA in the United States and regulatory agencies in other countries may be unwilling to accept the results from trials not conducted in that agency's "home" country.

FAILURE TO ADEQUATELY PROTECT OUR PROPRIETARY TECHNOLOGY OR TO AVOID INFRINGING THE RIGHTS OF OTHERS COULD IMPAIR OUR COMPETITIVE POSITION.

     Our success depends in part on our ability to protect our technology from unauthorized use by obtaining patents in the United States and other countries and maintaining our trade secrets. Also, our drug candidates must not infringe on the patent and other proprietary rights of others in the United States and other countries where we may market and sell them. We work hard to obtain appropriate patents and to maintain our trade secrets; however, patents can be highly uncertain and involve complex legal and factual questions. We do not know if our patent protection and trade secret protection will be sufficient to allow CoCensys and our development partners to develop, market and sell our drug candidates.

     We file and prosecute patent applications on our own behalf and in connection with technology that we have licensed from third parties. We have been issued 23 patents in the United States for our technologies, with expiration dates ranging from June 9, 2009 to February 11, 2017, and another 21 filed patents are pending. We have also filed for patent protection in selected foreign countries. We will continue to file and prosecute patent applications in the United States and in other countries to protect our drug candidates, but we do not know if we will be issued additional patents for our technologies, either in the United States or in other countries. We also do not know if we will invent any new products or processes for which we can receive patent protection in the future.

     The United States Patent and Trademark Office and similar agencies in other countries have substantial backlogs of patent applications waiting for consideration. In the United States, patent applications remain secret until the patent is issued; in other countries, patent applications remain secret for at least six months after filing. Therefore, we do not know whether any of our competitors has filed patents that may interfere with our ability to gain patent protection for our discoveries. We do not know whether our competitors may have invented some of our technology prior to the time that we invented the technology. Generally, only the person who first invents technology is entitled to a patent for that technology. Even if we are the first to invent certain technology and we have filed a patent application, we do not know when that application will be considered by the United States Patent and Trademark Office or any agency in other countries where we may have filed a patent application for the technology.

     Patents that have been issued to us are always subject to being challenged, invalidated or circumvented; we do not know if any of our patents or patents in which we have rights will provide adequate protection for CoCensys. Also, we may have to participate in litigation or interference proceedings to determine whether one or more of our patents is valid. Even if we win the litigation or interference proceeding, we may be required to spend substantial amounts of money defending the validity of our patents. We do not know if we will have sufficient money to defend all of our patents if they are challenged.

     Our success will also depend, in part, on our not infringing patents issued to others. We do not know if any patents held or patent applications filed by other people or companies will force us to alter our drug candidates or processes, stop development of one or more of our drug candidates or obtain licenses, if possible, from those other people or companies.

     A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents that may be competitive with the our patents and patent applications. We do not know the effect that those patents and patent applications may have on our ability to continue to develop and, eventually, market and sell our drug products. If we attempt to obtain licenses to use patents held by other people, we do not know if we will be granted licenses or whether the terms of those licenses, if granted, will be fair and acceptable to CoCensys.

     If we infringe another person's patent, or we fail to obtain an appropriate license to use any other person's technology that is required to develop, market and sell our drug products, we may have to participate in interference proceedings or litigation, which could result in substantial costs, fines and penalties assessed against CoCensys and we may be forced to cease all use of the other person's technology. In fact, we are aware of a patent that has issued that contains claims that may, if valid, block us from selling certain compounds for one particular indication. Although we are not currently pursuing that indication for those compounds, if we do decide to pursue that indication, we will have to either institute an interference proceeding to determine the validity of the other patent or attempt to license rights to the patent from the holder. We do not know if we will be successful if we decide to institute an interference proceeding. Also, we do not know if the patent holder would be willing to license us rights to the patent, whether or not on terms acceptable to CoCensys.

     We have developed a substantial amount of information constituting our trade secrets. We rely on confidentiality agreements with our employees, consultants and certain contractors to protect these trade secrets. We do not know if the other parties to these agreements will abide by the agreements or breach them. If any agreement is breached, we do not know whether we will be able to adequately protect CoCensys from damage caused by our trade secrets being disclosed to the public or to a competitor.

WE FACE SIGNIFICANT COMPETITION FROM COMPANIES WITH GREATER FINANCIAL RESOURCES AND EXPERTISE; IF WE CANNOT COMPETE SUCCESSFULLY WITH THESE COMPANIES, THE VALUE OF OUR COMPANY AND OUR STOCK MAY BE GREATLY REDUCED.

     We are engaged in a highly competitive, rapidly changing field.
Existing products and therapies, as well as those under development by other companies, will compete directly with products that we are seeking to develop and market. Competition from fully integrated pharmaceutical companies, including larger biotechnology companies and our collaboration partners, is intense and is expected to increase. Most of these companies have significantly greater financial resources and expertise than we do in research and development, manufacturing, pre-clinical and clinical testing, obtaining regulatory approvals, marketing and distribution. Many of our competitors also have significant products to treat neurological and/or psychiatric disorders approved or in development and operate large, well-funded research and development programs. Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for product and clinical development and marketing. Further, we face competition based on product efficacy, safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position. We do not know whether our competitors will be able to develop more effective or more affordable products, or achieve earlier patent protection or product commercialization than us. If we are unable to compete successfully, our business, financial condition and results of operations will be materially adversely affected.




IF OUR PRODUCTS ARE NOT COMMERCIALLY SUCCESSFUL OR REIMBURSED BY THIRD-PARTY PAYORS, WE WILL BE UNABLE TO GENERATE SUFFICIENT REVENUES TO SUSTAIN OUR BUSINESS.

     Even if one or more of our products prove safe and effective, we do not know if the products will be successful commercially. For example, our products may be too difficult or expensive to make, or our products may not be acceptable to patients, health care providers and third-party payors. In both the United States any many foreign countries, sales of our products, if any, will depend in part on the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. We do not know whether our drug products will be considered cost effective or that adequate third-party reimbursement will be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. In certain foreign countries, our products may be subject to governmentally mandated prices. If governments and third-party payors do not provide adequate reimbursement for our potential drug products or if foreign governments force unreasonably low pricing for our drugs, our business, financial condition and results of operations may be materially adversely affected.

A PRODUCT LIABILITY  CLAIM AGAINST US COULD CAUSE US TO INCUR SIGNIFICANT
LOSSES.


     Our business exposes us to potential product liability risks if any of our compounds or future products cause illness, injury or death. Although we currently have liability insurance covering our clinical trials, our coverage may not be sufficient to cover all potential claims. We do not know if we will be able to obtain and maintain such insurance for all of our clinical trials and future products. We will need to increase our insurance coverage in the future if we begin to market and sell any of our drug products under development. However, we do not know if we will be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities. A liability claim, regardless of merit or eventual outcome, could cause us to incur significant losses and materially adversely affect our business, financial condition and results of operations.


OUR STOCK PRICE IS VERY VOLATILE, AND EXTREME PRICE FLUCTUATIONS COULD MATERIALLY ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT IN COCENSYS.


     The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market prices of the common stock of many publicly traded biopharmaceutical companies, including ours, have in the past been, and can in the future be expected to be, especially volatile. Our stock price may fluctuate greatly as a result of a number of factors, including:

     - announcements of technological innovations or new products by us or by our competitors;


     -    developments or disputes concerning patents or proprietary rights;


     - publicity regarding actual or potential medical results relating to drug products that we or our competitors are developing;


     - regulatory developments in both the United States and foreign countries;


     -    public concern as to the safety of biotechnology products; and


     - economic and other external factors, as well as period-to-period fluctuations in our financial results.


THE SALE OF A LARGE NUMBER OF SHARES OF OUR COMMON STOCK MAY FURTHER DEPRESS OUR STOCK PRICE, WHICH COULD MATERIALLY ADVERSELY AFFECT YOUR INVESTMENT IN COCENSYS.


     The sale of a large number of shares of our common stock in the public market, including the shares offered by this prospectus, could depress the market price of our common stock. Substantially all of the outstanding shares of our common stock may be sold at any time in the public markets. Approximately 650,000 freely tradable additional shares may be issued on exercise of vested options to purchase CoCensys stock. Current and former employees, consultants, officers and directors of CoCensys hold these options.


     We may be required to issue millions of additional shares of CoCensys common stock upon conversion of the Series E convertible preferred stock. As of July 6, 1999, 1,159 shares of the preferred stock remained issued and outstanding. Each share of the preferred stock is convertible into shares of CoCensys common stock at discount to the current market price of our common stock. If converted on July 6, 1999, based on the then-applicable conversion price of $0.51 per share, the remaining preferred stock would have been convertible into approximately 2.3 million additional shares of CoCensys common stock. The number of shares of common stock that may be issued could prove to be significantly greater if the market price of our common stock declines. You may experience substantial dilution in your investment from issuance of additional common stock on conversion of the preferred stock.


     We also may be required to issue additional shares of CoCensys common stock in fulfillment of our obligations to Warner-Lambert Company. Under our collaboration agreement with Warner-Lambert, we will owe Warner-Lambert $1 million, plus interest, on December 31, 1999. The $1 million plus interest is payable in common stock or cash, at the election of Warner-Lambert. If the amount had been paid on July 6, 1999, and Warner-Lambert elected to receive the payment in stock, we would have had to issue to Warner-Lambert approximately 1,227,000 shares of common stock. The number of shares of common stock that may be issued could prove to be significantly greater if the market price of our common stock declines. CoCensys stockholders could experience substantial dilution from issuance of additional common stock in satisfaction of our obligation to Warner-Lambert.


FAILURE TO MAINTAIN OUR LISTING ON THE NASDAQ NATIONAL MARKET MAY MATERIALLY ADVERSELY AFFECT THE LIQUIDITY OF OUR COMMON STOCK AND THE VALUE OF YOUR INVESTMENT IN COCENSYS.


     Our common stock is traded on the Nasdaq National Market under the symbol "COCN." In order to maintain our listing on the Nasdaq National Market, we must meet a number of listing requirements established by Nasdaq. Recently, we have not met all listing requirements, and there is a significant risk that we will not meet all listing requirements in the future.


     One Nasdaq National Market listing requirement is that we must maintain a minimum bid price of $1.00 per share. As of July 6, 1999, our closing bid price was $0.84 per share. We do not know if our bid price will achieve or sustain the required minimum price in the future. Nasdaq may remove our shares from trading on the Nasdaq National Market based on the fact that our bid price has recently been below $1.00 per share.


     A second Nasdaq National Market listing requirement is that the value of our shares held by the public must equal at least $5 million. As of July 6, 1999, the value of our publicly held shares equaled $3,896,748. Nasdaq may remove our shares from trading on the Nasdaq National Market based on the fact that the value of our publicly held shares is below $5 million.


      A third Nasdaq National Market listing requirement is that the value of our net tangible assets must equal at least $4 million. As of March 31, 1999, our net tangible assets equaled $4,681,000. We do not know if the value of our net tangible assets will remain above $4 million. Nasdaq may remove our shares from trading on the Nasdaq National Market if our net assets fall below $4 million in the future.


     On April 29, 1999, we attended a hearing before Nasdaq regarding our continued listing on the Nasdaq National Market, based on the fact that our closing bid price had been under $1.00 per share and the fact that the value of our publicly traded stock was below $5 million. Nasdaq has not notified us of the result of the hearing or whether Nasdaq intends to take any action with respect to the continued listing of our common stock on the Nasdaq National Market. We do not know what Nasdaq will decide to do.


     We have discussed with Nasdaq whether it may be appropriate to move CoCensys' common stock to the Nasdaq SmallCap Market. The Nasdaq SmallCap Market also requires that the bid price per share for our common stock be at least $1.00. However, the Nasdaq SmallCap Market has lower requirements for the minimum value of publicly held shares ($1 million) and the minimum required value of net assets ($2 million). We do not know if Nasdaq will consider moving our common stock to the Nasdaq SmallCap Market or if we will be able to satisfy the requirements for listing on that market.


     If we cannot maintain continued listing of our common stock on the Nasdaq National Market or the Nasdaq SmallCap Market, our common stock could trade on the OTC Bulletin Board or in the over-the-counter market in what is commonly referred to as the "pink sheets." If this occurs, a stockholder will find it more difficult to dispose of the securities or to obtain accurate quotations as to the price of the securities. In addition, our common stock could become subject to the "penny stock" regulations of the SEC, which impose additional restrictions on broker-dealers who trade in such stock and could severely limit the liquidity of our common stock. If we do not maintain our listing on the Nasdaq National Market or Nasdaq SmallCap, we may be required to redeem the Series E preferred stock. Redemption of the preferred stock would significantly deplete our cash reserves and materially adversely affect our operations and financial condition.


                  Special Note Regarding Forward-looking Statements


      Some of the statements in this prospectus and the documents incorporated by reference are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, those listed under "risk factors" and in the documents incorporated by reference.


     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans,"
"anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.


     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. we do not assume responsibility for the accuracy and completeness of the forward-looking statements. we do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

        Where you can find information concerning CoCensys and this Offering

     You should rely only on the information provided or incorporated by reference in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

     We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

     The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference which we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 OR 15(d) of the Securities Exchange Act of 1934:

     1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999;

     3. Our Current Reports on Form 8-K dated April 8, 1999, April 15, 1999 and May 18, 1999;

     4. The description of the common stock contained in our registration statement on Form 8-A filed on December 10, 1992; and

     5. The description of the Preferred Share Purchase Rights contained in our registration statement on Form 8-A as filed on May 16, 1995.

You may request a copy of these filings, at no cost to you, by writing or telephoning us at:

                                   CoCensys, Inc.
                           Attention:  Investor Relations
                                213 Technology Drive
                             Irvine, California  92618
                             Telephone: (949) 753-6100

                     Use of Proceeds from Sale of Common Stock

     CoCensys will not receive any proceeds from the sales of common stock by the selling stockholders in the offering. We will, however, receive the proceeds of any warrants exercised for cash.

                    Information about the Selling Stockholders

     The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by each of them as of June 22, 1999, the number of shares which may be offered pursuant to this prospectus on conversion of preferred stock and exercise of warrants and the number of shares to be owned by each selling stockholder after this offering. This information is based upon information provided by the selling stockholders. Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholders after such offering can be provided.

     Shares of common stock beneficially owned includes common stock issuable on conversion of Series E convertible preferred stock (including accrued and capitalized dividends) and exercise of warrants as of July 6, 1999. Common stock issuable on conversion of the preferred stock is based on a conversion price of $0.28 per share, which is less than the conversion price applicable at July 6, 1999. If the shares of preferred stock actually had been converted on July 6, 1999, The applicable conversion price would have been $0.51 per share. The actual number of shares issuable on conversion of the preferred stock will vary based on the conversion price applicable at the time of the conversion plus such other adjustments to the conversion price that may be applicable at that time. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned. Percent of beneficial ownership is calculated assuming 4,687,083 shares of common stock outstanding as of July 6, 1999.

     The number of shares set forth in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The selling stockholders will acquire such shares upon conversion of outstanding shares of Series E preferred stock and exercise of outstanding warrants. The actual number of shares of common stock issuable upon conversion of preferred stock and exercise of warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company at this time, including, among other factors, the future market price of the common stock. The actual number of shares of common stock offered hereby, and included in the registration statement of which this Prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the preferred stock and exercise of the warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act.

     Pursuant to its terms, the preferred stock is convertible by any holder only to the extent that the number of shares of common stock thereby issuable, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted preferred stock) would not exceed 4.9% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table as beneficially owned by the selling stockholders exceeds the number of shares of common stock that they could own beneficially at any given time as a result of their ownership of the preferred stock. In that regard, beneficial ownership of the selling stockholders set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act. This limitation may be waived by the holder upon 61 days notice to CoCensys.


                                                                                         Beneficial Ownership
                                                            Maximum Number of               After Offering
                                                          Shares of Common Stock            --------------
                                        Shares of                  Being
                                          Common                  Offered
                                           Stock       -----------------------------
                                        Beneficially                                   Number of
                                        Owned Prior                                    Shares of     Percent of
                                             to                                          Common        Total
                                         Offering                                        Shares
                                       ------------      Common                          Stock
Name of Selling Stockholder                               Stock    Warrants   Total    Outstanding
---------------------------
RGC International Investors, LDC(1)      4,535,157      4,500,000    7,813   4,507,813     27,344        *

Heracles Fund(2)                            12,656              0    2,812       2,812      9,844        *

Themis Partners L.P.(2)                      8,437              0    1,875       1,875      6,562        *

-------------------
* Less than 1%.

(1) RGC International Investors, LDC is a party to an investment management agreement with Rose Glen Capital Management, L.P., a limited partnership of which the general partner is RGC General Partner Corp. Messrs. Wayne Bloch, Gary Kaminsky and Steve Katznelson own all of the outstanding capital stock of RGC General Partner Corp., are the sole officers and directors of RGC General Partner Corp. and are parties to a shareholders' agreement pursuant to which they collectively control RGC General Partner Corp. Through RGC General Partner Corp., such individuals control Rose Glen Capital Management, L.P. Such individuals disclaim beneficial ownership of CoCensys common stock beneficially held by RGC International Investors, LDC.

(2) Promethean Investment Group L.L.C. is general partner of Themis Partners L.P. and investment advisor to Heracles Fund. James F. O'Brien, Jr., is Managing Member of Promethean Investment Group L.L.C. Mr. O'Brien disclaims beneficial ownership of CoCensys common stock beneficially held by Themis Partners L.P. and by Heracles Fund.

                              Plan of Distribution

     The common stock offered by this prospectus may be sold by the selling stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. The common stock may be sold from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the common stock to or through broker-dealers, including block trades in which brokers or dealers will attempt to sell the common stock as agent but may position and resell the block as principal to facilitate the transaction, or in one or more underwritten offerings on a firm commitment or best effort basis. Sales of selling stockholders' shares of common stock may also be made pursuant to Rule 144 under the Securities Act, where applicable.

     To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares of common stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying Prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares of common stock, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares of common stock owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling stockholders hereunder. In addition, a selling stockholder may, from time to time, sell short the CoCensys common stock, and in such instances, this Prospectus may be delivered in connection with such short sales and the shares of common stock offered hereby may be used to cover such short sales. From time to time one or more of the selling stockholders may transfer, pledge, donate or assign such selling stockholders' shares of common stock to lenders or others and each of such persons will be deemed to be a "selling stockholder" for purposes of this Prospectus. The number of selling stockholders' shares of common stock beneficially owned by those selling stockholders who so transfer, pledge, donate or assign shares of common stock will decrease as and when they take such actions. The plan of distribution for selling stockholders' shares of common stock sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder.

     A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of the common stock by such broker-dealers. A selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A selling stockholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon a default may sell or otherwise transfer the pledged common stock.

     In order to comply with the securities laws of certain states, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The selling stockholders and any other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders or any other such person. The foregoing may affect the marketability of the common stock.

     The shares of common stock were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Company agreed to register the common stock under the Securities Act and to indemnify and hold the selling stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the selling stockholders of the common stock. The Company has agreed to pay all reasonable fees and expenses incident to the filing of this registration statement, and a related registration statement covering 1,543,750 shares of CoCensys common stock, estimated in the aggregate to be approximately $85,000. The Company also agreed to reimburse Rose Glen Capital Management, L.P., investment manager to RGC International Investors, LDC, for expenses incurred by the selling stockholders in their purchase of the preferred stock and warrants up to a maximum of $30,000.

                                    Legal Matters

     The validity of the common stock offered hereby will be passed upon for the Company by Robert R. Holmen, Esq., General Counsel of CoCensys, Inc.

                                       Experts

     Ernst & Young LLP, independent auditors, have audited our financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 and the period from inception (February 15, 1989) to December 31, 1998 included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated in this prospectus by reference. Our Financial Statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

                                 TABLE OF CONTENTS
                                                                    Page

About CoCensys . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Forward Looking Statements . . . . . . . . . . . . . . . . . . . . .  10
Where You Can Find More Information. . . . . . . . . . . . . . . . .  11
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . .  12
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . .  14
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15





                                  4,512,500 Shares



                                   CoCensys, Inc.


                                    Common Stock


                                    -------------


                                     PROSPECTUS


                                    -------------


                                  __________, 1999

                                      PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.


SEC Registration Fee . . . . . . . . . . . . . . . . . . . . . . . . .$1,947
Nasdaq National Market Listing Fee . . . . . . . . . . . . . . . . . . . . 0
Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . . . . 5,000
Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . .15,000
Printing Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . 2,000
Miscellaneous Fees and Expenses. . . . . . . . . . . . . . . . . . . . 2,053


Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $26,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) authorize the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase agreement or redemption.

     The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its listed enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     The Registrant has purchased an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities arising under the Securities Act or otherwise.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following exhibits are filed as part of this Registration Statement.


EXHIBIT
NUMBER         DESCRIPTION OF DOCUMENT
--------    ---------------------------------

    5.1     Opinion of Robert R. Holmen, Esq.

    23.1    Consent of Independent Auditors

    23.2    Consent of Robert R. Holmen, Esq. Reference is made to Exhibit 5.1.

    24.1    Power of Attorney.  Reference is made to pages II-4 and II-5.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a) (3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and
(ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, County of Orange, State of California, on the 9th day of July, 1999.

                              COCENSYS, INC.

                              By:  /s/ F. Richard Nichol, PH.D.
                                   -------------------------------------
                                   F. Richard Nichol, Ph.D.
                                   President and Chief Executive Officer




Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the persons whose signatures appear below, which persons have signed such Registration Statement in the capacities and on the dates indicated:



          SIGNATURE                                     TITLE                                       DATE
          ---------                                     -----                                       ----
                                             President, Chief Executive
 /s/ F. Richard Nichol, Ph.D.                  Officer and Chairman                         July 9, 1999
 ----------------------------                 (PRINCIPAL EXECUTIVE OFFICER)
 F. Richard Nichol Ph.D.



          SIGNATURE                                     TITLE                                       DATE
          ---------                                     -----                                       ----

 /s/  Thomas Miller                          Senior Director of Finance
--------------------------------               and  Controller
 Thomas Miller
                                               (PRINCIPAL FINANCIAL AND
                                               ACCOUNTING OFFICER)                           July 9, 1999
            *
--------------------------------
 Lowell E. Sears                             Director                                        July 9, 1999

            *
--------------------------------
 James C. Blair, Ph.D.                       Director                                        July 9, 1999

            *
--------------------------------
 Alan C. Mendelson                           Director                                        July 9, 1999

            *
 Timothy J. Rink, M.D., Sc.D.                Director                                        July 9, 1999

            *
--------------------------------
 Robert L. Roe, M.D.                         Director                                        July 9, 1999

            *
--------------------------------
 Eckard Weber, M.D.


*  BY:  /s/ F. Richard Nichol, PH.D.
     ---------------------------------
     F. Richard Nichol, PH.D.
      Attorney-In-Fact


                                                             INDEX TO EXHIBITS

EXHIBIT
NUMBER         DESCRIPTION OF DOCUMENT
-------        -----------------------

        5.1         Opinion of Robert R. Holmen, Esq.

        23.1        Consent of Independent Auditors

        23.2        Consent of Robert R. Holmen, Esq.  Reference is made to
                    Exhibit 5.1.